Exhibit 3.1

Delaware The First State	PAGE 1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRLIB, AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF " INSCRUTOR, INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF APRIL, A.D_ 2008, AT 1:26 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4535911 8100 080448905 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6534456 DATE: 04-18-08

State of Delaware Secretary of State Division of Corporations Delivered 01:35 PM 04/18/2008 FILED 01:26 PM 04/18/2008 SRV 080448905 - 4535911 FILE

CERTIFICATE OF INCORPORATION

        FIRST: The name of this corporation shall be: INSCRUTOR, INC.

        SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

        THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: The total number of shares of stock, which this corporation is authorized to issue is One Hundred Ten Million (110,000,000), of which One Hundred Million (100,000,000) shares are common stock with a par value of .001 and Ten Million (10,000,000) are preferred with a par value of .001.

        FIFTH: The name and address of the incorporator is as follows:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808

        SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

        SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (1) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

        IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 18th day of April, 2008.

Corporation Service Company, Incorporator

By: /s/ Elizabeth Taraboletti
Name: Elizabeth Taraboletti
Assistant Secretary

DE BC D-:CERTIFICATE OF INCORPORATION - SHORT SPECIMEN 09/00-1 (DESHORT)

City of Wilmington County of New Castle Dated: April 18, 2008

ORGANIZATION ACTION IN WRITING OF INCORPORATOR
OF
INSCRUTOR, INC.

The following action is taken this day through this instrument by the incorporator of the above corporation:

                      1. The election of the following person[s] to serve as the director[s] of the corporation until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal:

JESPER TOFT
410 PARK AVENUE, 15TH FLOOR
NEW YORK, NY 10022

Corporation Service Company, Incorporator

By: /s/ Elizabeth Taraboletti
Name: Elizabeth Taraboletti
Assistant Secretary

DE BC D-:ORGANIZATION ACTION 11/99 (DEACT)